EXHIBIT 99.1

Williams Controls, Inc.
NEWS RELEASE                           CONTACT:   Dennis E. Bunday,
                                                  Executive Vice President and
                                                  Chief Financial Officer
FOR IMMEDIATE RELEASE                  TELEPHONE: (503) 684-8600

                 WILLIAMS CONTROLS ANNOUNCES STRATEGIC DIRECTION

         Portland, OR....June 30, 2003.... Williams Controls, Inc. (OTC: WMCO)
    today announced that it has completed a review of its strategic direction. As a result of that review, Williams will focus on supplying Electronic Throttle Controls (ETC's) for heavy truck and transit busses, where it is a leading supplier of these products, and for emerging recreational and off-road products, and will be seeking to divest its passenger car and light truck ETC product lines.

         Of the total fiscal 2002 revenues of $52.5 million, sales to Ford and General Motors were approximately $5 million and were expected to increase as further passenger car and light truck lines with ETC's were introduced.

         Beringea, a boutique investment banking firm located in the Detroit Michigan area with extensive experience in the automotive industry, has been retained by the Company to assist in the transaction.

         Gene Goodson, Williams President and CEO stated "Although we have been awarded profitable passenger car and light truck ETC contracts, it is becoming increasingly difficult for a smaller operation to continue to devote the resources required to service the passenger car and light truck product lines. We would prefer to use those resources to support our core heavy truck and transit bus ETC products and pursue opportunities outside passenger car and light truck." He continued "We have notified Ford and General Motors of our intentions and will work cooperatively with them to accomplish a smooth and orderly transition once a buyer is identified." He concluded "We have significant opportunities with our core heavy truck and transit bus ETC's and see further opportunities off-road, recreational and other markets. Our focus is on being able to take full advantage of those opportunities."

         Williams Controls is a designer, manufacturer and integrator of sensors and controls for the motor vehicle industry. For more information, you can find Williams Controls on the Internet at www.wmco.com.

         The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of
    Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, the ability of the Company to successfully identify and implement any strategic alternatives, and an adverse outcome the strike at the Company's Portland, Oregon location. The forward-looking statements contained in this press release speak only as of the date hereof and the company disclaims any intent or obligation to update these forward-looking statements.